News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2022 RESULTS

Yardley, PA - October 24, 2022. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2022.

Highlights

•Earnings per share of $1.06 versus $0.79 in 2021
•Global beverage can volumes grew 6%
•Repurchased $722 million in Company shares year to date

Net sales in the third quarter were $3,259 million compared to $2,920 million in the third quarter of 2021 reflecting increased beverage can unit volumes and the pass through of higher raw material costs partially offset by unfavorable foreign currency translation of $127 million.

Income from operations was $297 million in the third quarter compared to $348 million in the third quarter of 2021. Segment income in the third quarter of 2022 was $336 million compared to $379 million in the prior year third quarter reflecting higher energy prices, costs associated with higher inventory levels and unfavorable foreign currency translation of $8 million.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “Third quarter global beverage can shipments outpaced the prior year third quarter by 6% led by robust shipments in Brazil, Mexico and Vietnam. While shipments advanced versus the prior year, they were short of our earlier expectations leading to more inventory on hand throughout and at the end of the quarter. Since our last earnings release in mid-July, the impacts from inflation, European energy prices, interest rates and currency have become more challenging. With input costs expected to remain elevated prior to our contractual inflationary resets in 2023, and many customers adjusting their order patterns in response to lower consumer spending, we expect the operating environment and margins to remain under pressure for the balance of 2022.

“While the short-term environment is expected to remain challenging, we continue to focus on activities that will enhance our long-term success and remain confident in our outlook for 2023. Our global beverage can expansion projects remain on schedule, including both new two-line plants in the United States, with Martinsville, Virginia expecting to commence operations in November 2022 and Mesquite, Nevada in June 2023. The first line of our new facility in Uberaba, Brazil began commercial production in May and the second line earlier this month. The Company has begun construction on a multi-line facility in Peterborough, United Kingdom, with the first line scheduled to start up in June 2023. Additional production lines are being added to existing plants in Phnom Penh, Cambodia; Agoncillo, Spain; and Parma, Italy.

“Understanding we cannot control inflation or interest rates, we have focused on actions to lower costs for the current environment by reducing headcount and lowering capital spending. Additionally, in August, we extended our existing credit facility to August 2027, and raised an incremental $1.0 billion with the additional proceeds used to retire euro notes originally due in 2023. The balance sheet remains strong with no significant maturities until September 2024."

Interest expense was $76 million in the third quarter of 2022 compared to $66 million in 2021 reflecting higher interest rates. The Company recorded a charge of $11 in the third quarter of 2022 for the write-off of deferred financing fees and premium payments in connection with the early repayment of notes and the refinancing of the credit facility and term loans.

Net income attributable to Crown Holdings in the third quarter was $127 million compared to $102 million in the third quarter of 2021. Reported diluted earnings per share were $1.06 in the third quarter of 2022 compared to $0.79 in 2021. Adjusted diluted earnings per share was $1.46 compared to $2.03 in 2021.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Nine Month Results
Net sales for the first nine months of 2022 were $9,931 million compared to $8,340 million in the first nine months of 2021, primarily due to increased sales unit volumes and the pass through of higher raw material costs, which more than offset unfavorable foreign currency translation of $280 million.

Income from operations was $1,107 million in the first nine months of 2022 compared to $1,060 million in the first nine months of 2021. Segment income in the first nine months of 2022 was $1,151 million versus $1,143 million in the prior year period, primarily due to improved profitability in the North American tinplate and can-making equipment businesses and higher global beverage can sales unit volumes, offsetting higher energy prices and unfavorable foreign currency translation of $27 million.

Interest expense was $194 million for the first nine months of 2022 compared to $203 million in 2021 primarily due to lower outstanding debt balances partially offset by higher interest rates.

Net income attributable to Crown Holdings in the first nine months of 2022 was $638 million compared to $441 million in the first nine months of 2021. Reported diluted earnings per share were $5.23 compared to $3.32 in 2021 and adjusted diluted earnings per share were $5.58 compared to $5.99 in 2021.

The Company has repurchased $722 million, or 6.4 million shares of its common stock to date in 2022, including 1.2 million shares during the third quarter. The Company has remaining Board authorization to repurchase an additional $2.3 billion through December 2024. Since reinitiating the share repurchase program in 2021, we have now repurchased 15.3 million or 11% of our then shares outstanding.

The following supplemental information is provided below: a reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share and the impact of foreign currency translation.

Outlook
The Company currently expects fourth quarter adjusted earnings to be in the range of $1.00 to $1.10 per share, and full year adjusted earnings in the range of $6.60 to $6.70 per share. Compared to our initial guidance of $8.00 to $8.20 per share, our current guidance assumes approximately a $1.00 headwind due to the stronger U.S. dollar, higher energy cost in Europe, and increased interest expense.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, adjusted EBITDA and impacts of foreign currency translation are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2022 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and the impact of foreign currency translation are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 25, 2022 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on November 1. The telephone numbers for the replay are 203-369-3827 or toll free 800-814-6746.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2022, including consumer preference for beverage cans and increasing global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices; future demand for food cans; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$3,259	$2,920	$9,931	$8,340

Cost of products sold	2,726	2,322	8,134	6,548
Depreciation and amortization	115	113	346	336
Selling and administrative expense	122	148	419	438
Restructuring and other	(1)	(11)	(75)	(42)
Income from operations (1)	297	348	1,107	1,060
Loss on debt extinguishment	11		11
Other pension and postretirement	(5)	(1)	(13)	(4)
Foreign exchange	15		12	(1)
Earnings before interest and taxes	276	349	1,097	1,065
Interest expense	76	66	194	203
Interest income	(3)	(2)	(9)	(5)
Income from continuing operations before income taxes	203	285	912	867
Provision for income taxes	55	74	218	285
Equity earnings	10	5	39	10
Income from continuing operations	158	216	733	592
Income from discontinued operations		38		156
Loss from disposal		(123)		(199)
Loss from discontinued operations		(85)		(43)
Net income	158	131	733	549
Net income from continuing operations attributable to noncontrolling interests	31	29	95	107
Net income from discontinued operations attributable to noncontrolling interests				1
Net income attributable to Crown Holdings	$127	$102	$638	$441

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Earnings Per Share (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Crown Holdings
From continuing operations	$127	$187	$638	$485
From discontinued operations (1)		(85)		(44)
Total	$127	$102	$638	$441
Earnings per share attributable to Crown Holdings:
Basic earnings per share from continuing operations	$1.06	$1.45	$5.26	$3.68
Basic earnings per share from discontinued operations		(0.66)		(0.34)
Basic earnings per common share	$1.06	$0.79	$5.26	$3.34

Diluted earnings per common share from continuing operations	$1.06	$1.44	$5.23	$3.65
Diluted earnings per common share from discontinued operations		(0.65)		(0.33)
Diluted earnings per common share	$1.06	$0.79	$5.23	$3.32

Weighted average common shares outstanding:
Basic	119,698,219	128,725,626	121,426,827	131,854,039
Diluted	120,198,847	129,707,246	122,053,031	132,861,714
Actual common shares outstanding at quarter end	119,946,169	128,009,299	119,946,169	128,009,299

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income from operations	$297	$348	$1,107	$1,060
Intangibles amortization	40	42	119	125
Restructuring and other	(1)	(11)	(75)	(42)
Segment income	$336	$379	$1,151	$1,143

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Americas Beverage	$1,312	$1,151	$3,916	$3,240
European Beverage	552	513	1,661	1,381
Asia Pacific	375	280	1,220	941
Transit Packaging	609	644	1,957	1,838
Other (1)	411	332	1,177	940
Total net sales	$3,259	$2,920	$9,931	$8,340

Segment Income

Americas Beverage	$185	$190	$565	$575
European Beverage	20	76	129	216
Asia Pacific	35	32	143	131
Transit Packaging	75	83	210	235
Other (1)	50	39	206	111
Corporate and other unallocated items	(29)	(41)	(102)	(125)
Total segment income	$336	$379	$1,151	$1,143

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$127	$1.06	$102	$0.79	$638	$5.23	$441	$3.32
Intangibles amortization (1)	40	0.33	42	0.32	119	0.97	130	0.98
Restructuring and other (2)	(1)	(0.01)	(9)	(0.07)	(75)	(0.61)	(40)	(0.30)
Loss on debt extinguishment (3)	11	0.09			11	0.09
Pension settlements/curtailments	1	0.01			1	0.01
Loss from discontinued operations (4)			123	0.95			199	1.49
Income taxes (5)	(5)	(0.04)	5	0.04	(20)	(0.16)	56	0.42
Equity earnings (6)	2	0.02			6	0.05
Noncontrolling interests (7)							10	0.08
Adjusted net income/diluted earnings per share (8)	$175	$1.46	$263	$2.03	$680	$5.58	$796	$5.99

Effective tax rate as reported (9)	27.1%		56.8%		23.9%		42.9%

Adjusted effective tax rate (9)	23.6%		22.4%		24.6%		23.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2022, the Company recorded charges of $40 million ($31 million net of tax) and $119 million ($92 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2021, the Company recorded charges of $42 million ($33 million net of tax) and $130 million ($99 million net of tax) for intangibles amortization.

(2)In the third quarter and first nine months of 2022, the Company recorded net restructuring and other gains of $1 million ($1 million net of tax) and $75 million ($73 million net of tax), including a gain of $113 million for the sale of the Transit Packaging segment's Kiwiplan business and a charge of $29 million for a Transit Packaging overhead cost reduction program, both in the second quarter. In the third quarter and first nine months of 2021, the Company recorded net restructuring and other gains of $9 million ($6 million net of tax) and $40 million ($27 million net of tax).
(3)In the third quarter and first nine months of 2022, the Company recorded loss on debt extinguishment of $11 ($10 net of tax) for the early redemption of senior notes due 2023 and the refinancing of its revolving credit facility and term loans.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

(4)In the third quarter and first nine months of 2021, the Company recorded after-tax charges of $123 million and $199 million (primarily due to cumulative translation adjustments and tax charges) in connection with the sale of its European Tinplate operations.

(5)The Company recorded income tax benefits of $5 million and $20 million in the third quarter and first nine months of 2022 and income tax charges of $5 million and $56 million in the third quarter and first nine months of 2021 related to tax matters including tax law changes, tax settlements, valuation allowance adjustments and the items described above.

(6)In the third quarter and first nine months of 2022, the Company recorded its proportional share of intangible amortization and inventory step-up charges recorded by its equity method affiliate, Eviosys. These charges were recorded net of tax by the Company in the line Equity earnings.

(7)In the second quarter of 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.

(8)The third quarter and first nine months of 2021 includes $40 million and $161 million of adjusted net income and $0.31 and $1.21 of diluted earnings per share for the European Tinplate business that was sold in August 2021.

(9)The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
September 30,	2022	2021
Assets
Current assets
Cash and cash equivalents	$368	$2,261
Receivables, net	2,124	1,840
Inventories	2,184	1,670
Prepaid expenses and other current assets	274	304
Current assets held for sale	17	30
Total current assets	4,967	6,105

Goodwill and intangible assets, net	4,186	4,671
Property, plant and equipment, net	4,265	3,838
Other non-current assets	806	1,392
Total assets	$14,224	$16,006

Liabilities and equity
Current liabilities
Short-term debt	$83	$79
Current maturities of long-term debt	94	1,862
Accounts payable and accrued liabilities	3,833	3,594
Total current liabilities	4,010	5,535

Long-term debt, excluding current maturities	6,709	6,034
Other non-current liabilities	1,370	1,550

Noncontrolling interests	469	443
Crown Holdings shareholders' equity	1,666	2,444
Total equity	2,135	2,887
Total liabilities and equity	$14,224	$16,006

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2022	2021

Cash flows from operating activities
Net income	$733	$549
Depreciation and amortization	346	352
Restructuring and other	(75)	(40)
Loss from disposal of discontinued operations		89
Pension expense	21	36
Pension contributions	55	(287)
Stock-based compensation	23	27
Working capital changes and other	(969)	(481)
Net cash provided by operating activities (1)	134	245
Cash flows from investing activities
Capital expenditures	(607)	(512)
Acquisitions and divestitures	166	2,279
Other	29	24
Net cash (used for) \ provided by investing activities	(412)	1,791
Cash flows from financing activities
Net change in debt	1,106	(19)
Debt issue costs	(25)
Dividends paid to shareholders	(80)	(79)
Common stock repurchased	(722)	(745)
Dividends paid to noncontrolling interests	(34)	(56)
Other, net	(13)	(14)
Net cash provided by \ (used for) financing activities	232	(913)

Effect of exchange rate changes on cash and cash equivalents	(95)	(34)

Net change in cash and cash equivalents	(141)	1,089
Cash and cash equivalents at January 1	593	1,238

Cash and cash equivalents at September 30 (2)	$452	$2,327

(1)Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2022 and 2021 follows.

(2)Cash and cash equivalents include $84 and $66 of restricted cash at September 30, 2022 and 2021.

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash from operating activities	$(62)	$76	$134	$245
U.K. pension settlement (3)	(28)	271	(69)	271
Interest included in investing activities (4)	13	12	26	25
Capital expenditures	(297)	(187)	(607)	(512)
Transaction fees (5)		37		47
Insurance receivable (6)	15		40
Adjusted free cash flow	$(359)	$209	$(476)	$76

(3)In September 2021, the Company made a contribution of €196 ($271 million as of September 30, 2021) million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company expects €127 ($141 million as of September 30, 2022) of the contribution to be repaid as the plan sells its remaining illiquid assets, of which €93 ($104 million as of September 30, 2022) has been received to date.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Transaction fees and costs related to the sale of the Company's European Tinplate business.

(6)As of September 30, 2022, the Company has recorded an insurance receivable of $40 million for incremental expenses incurred as a result of the December 2021 tornado at its Bowling Green plant that the Company expects to be reimbursed under the terms of its insurance policy.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment – Favorable/(Unfavorable) (1)

	Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$—	$—	$1	$—
European Beverage	(65)	(2)	(136)	(8)
Asia Pacific	(12)		(29)	(3)
Transit Packaging	(44)	(6)	(104)	(14)
Corporate and other	(6)		(12)	(2)
	$(127)	$(8)	$(280)	$(27)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Net Leverage Ratio

	September YTD 2022	September YTD 2021	Full Year 2021	Twelve Months Ended September 30, 2022
Income from operations	$1,107	$1,060	$1,363	$1,410
Add:
Intangibles amortization	119	125	165	159
Restructuring and other	(75)	(42)	(28)	(61)
Segment income	1,151	1,143	1,500	1,508
Depreciation	227	211	282	298
Adjusted EBITDA	$1,378	$1,354	$1,782	$1,806

Total debt			$6,262	$6,886
Less cash			531	368
Net debt			$5,731	$6,518

Adjusted net leverage ratio			3.2x	3.6x